UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 15, 2004

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including
area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement

The information included under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” below is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

As indicated under Item 2.03 “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” below, on October 15, 2004, we entered into an Amended and Restated Loan and Security Agreement which replaces our former Loan and Security Agreement, dated as of April 24, 1998, (as amended) which was scheduled to expire on September 15, 2005 (a copy of which is attached as an exhibit to our Form 10-Q for the quarter ended March 31, 1998 filed with the Securities and Exchange Commission on May 14, 1998).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On October 15, 2004, Mothers Work, Inc. (the “Company”) and its wholly owned subsidiary, Cave Springs, Inc. (collectively, with the Company, the “Borrowers” and each individually, a “Borrower”), entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Fleet Retail Group, Inc., a Bank of America company (the “Lender”).  The obligations of the Borrowers under the Loan Agreement are guaranteed by Mothers Work Canada, Inc., a wholly owned subsidiary of the Company.

The Loan Agreement is a five-year $60 million senior secured revolving credit facility which replaces our former $60 million Loan and Security Agreement, dated as of April 24, 1998, (as amended) which was scheduled to expire on September 15, 2005.  Upon the request of the Borrowers and the consent of the Lender, permitted borrowings under the Loan Agreement may be increased an additional $15 million, in increments of $2.5 million, up to a maximum limit of $75 million.  Proceeds of advances under the Loan Agreement, with certain restrictions, may be used to provide financing for working capital, letters of credit, capital expenditures, debt repayments, dividends, share repurchases and other general corporate purposes of the Borrowers.  The Company paid certain closing fees in connection with the negotiation and execution of the Loan Agreement.  The Company also pays an unused line fee under the Loan Agreement and certain early termination fees if the Loan Agreement is terminated prior to the third anniversary of the Loan Agreement.

The Loan Agreement contains affirmative and negative covenants and representations and warranties that are ordinary and customary for similar credit facilities.  There are no financial covenant requirements in the Loan Agreement unless either (i) Excess Availability (as defined in the Loan Agreement) falls below $10 million, or (ii) average Financial Covenant Adjusted Availability (as defined in the Loan Agreement) for any calendar month is less than $15 million.  If either of the events in item (i) or (ii) above occurs we would be required to meet a certain minimum fixed charge coverage ratio (which increases from 1.00x during the first two years of the Loan Agreement to 1.10x during the fifth year of the Loan Agreement).

The Loan Agreement is secured by a security interest in our accounts receivable, inventory, real estate interests, letter of credit rights, cash, intangibles and certain other assets.

The interest rate on outstanding borrowings is equal to, at the Company’s election, either the Lender’s prime rate or the Lender’s LIBOR rate plus the applicable margin.  The applicable margin for LIBOR rate borrowings is variable, ranging from 1.25% to 1.75%, based upon the availability calculation made in accordance with the Loan Agreement.

Any amounts outstanding under the Loan Agreement may be accelerated and become due and payable immediately and all loan and letter of credit commitments thereunder may be terminated upon an event of default and expiration of any applicable cure period.  Events of default include: (i) nonpayment of obligations due under the Loan Agreement, (ii) failure to perform any covenant or agreement contained in the Loan Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, other material indebtedness, (v) certain bankruptcy or insolvency events, (vi) a change of control, (vii) material uninsured losses, (viii) indictments of a Borrower, Guarantor or senior management in a material forfeiture action, and (ix) customary ERISA defaults.

The foregoing description is qualified in its entirety by reference to the full and complete terms contained in the Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

A press release issued by the Company on October 21, 2004 is included herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1

Amended and Restated Loan and Security Agreement, dated October 15, 2004, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Fleet Retail Group, Inc., as the Lender

99.1	Press release of Mothers Work, Inc. issued October 21, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 21, 2004	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Loan and Security Agreement, dated October 15, 2004, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Fleet Retail Group, Inc., as the Lender

99.1	Press release of Mothers Work, Inc. issued October 21, 2004